Exhibit 10.12

NEXEO SOLUTIONS, LLC EXCESS BENEFIT PLAN
(as Amended and Restated Effective January 1, 2012)

Exhibit 10.12

Table of Contents

I.	Purpose of the Excess Plan 1

II.	Incorporation of the Basic Plan 1

III.	Administration 2

IV.	Eligibility 2

V.	Amount of Benefit 2

VI.	Deemed Investment of Excess Plan Accounts and Adjustment for Net Income or Loss 4

VII.	Payment of Benefits 4

VIII.	Employee’s Rights 4

IX.	Amendment and Termination 5

X.	Restrictions on Assignment 5

XI.	Nature of Excess Plan 5

XII.	Nonguarantee of Employment 6

XIII.	Binding on Employer, Employees and Their Successors 6

XIV.	Employment with More than One Employer 6

XV.	Laws Governing 6

APPENDIX A	A-1

Exhibit 10.12

NEXEO SOLUTIONS, LLC EXCESS BENEFIT PLAN

WHEREAS, NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the "Company" or collectively with any other participating employers as set forth on Appendix A the "Employer"), has heretofore adopted the NEXEO SOLUTIONS, LLC EMPLOYEE SAVINGS PLAN (the "Basic Plan") for the benefit of their employees;
WHEREAS, the Employer adopted the NEXEO SOLUTIONS, LLC EXCESS BENEFIT PLAN (the "Excess Plan") to provide additional benefits to certain of its employees who are participants in the Basic Plan on and after the effective date hereof whose benefits are limited under the Basic Plan; and
WHEREAS, the Employer desires to provide to certain individuals an additional annual contribution equal to three percent (3%) of the respective individual’s compensation.
NOW, THEREFORE, the Employer hereby adopts the Excess Plan as amended and restated effective as of January 1, 2012, as follows:
I.

Purpose of the Excess Plan

The Employer intends and desires by the adoption of this Excess Plan to recognize the value to the Employer of the past and present services of employees covered by the Excess Plan and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security. The establishment of this Excess Plan is made necessary by certain benefit limitations which are imposed on the Basic Plan by the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), and by sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of the Code, the Company intends this Plan to be an unfunded, unsecured promise to pay on the part of the Company. For purposes of ERISA, the Company intends the Plan to be an unfunded plan solely for the benefit of a select group of management or highly compensated employees of the Employer for the purpose of qualifying the Plan for the "top hat" plan exception under sections 201(2), 301 (a)(3) and 401(a)(I) of ERISA.
II.

Incorporation of the Basic Plan

The Basic Plan, with any amendments thereto to the date of adoption of the Excess Plan, will be attached hereto as Exhibit I and is hereby incorporated by reference into and will form a part of this Excess Plan as if fully set forth herein verbatim. Any amendment made to the Basic Plan will also be incorporated by reference into and form a part of this Excess Plan, effective as of the effective date of such amendment. The Basic Plan, whenever referred to in this Excess Plan, will mean the Basic Plan, as amended, as it exists as of the date any determination is made of amounts credited or benefits payable under this Excess Plan. All terms used in this Excess Plan will

Exhibit 10.12

have the meanings assigned to them under the provisions of the Basic Plan unless otherwise qualified by the context.
III.

Administration

This Excess Plan will be administered by the plan administrator or administrative committee under the Basic Plan (the "Plan Administrator") which will administer it in a manner consistent with the administration of the Basic Plan, as from time to time amended and in effect, except that this Excess Plan will be administered as an unfunded plan which is not intended to meet the qualification requirements of section 401 of the Code. The Plan Administrator will have full power and authority to interpret, construe and administer this Excess Plan and the Plan Administrator’s interpretations and construction hereof, and actions hereunder, including the amount or recipient of any payment to be made hereunder, will be binding and conclusive on all persons for all purposes. The Plan Administrator will not participate in any action or determination regarding his or her own benefits hereunder. The Company will indemnify and hold harmless the Plan Administrator and each Employee who is a delegate of the Plan Administrator against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual’s own gross negligence or willful misconduct. Expenses against which such individual will be indemnified hereunder will include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
IV.

Eligibility

Those who are eligible to participate in the Excess Plan are those Employees (a) who are participating in the Basic Plan, (b) who are classified as compensation bands 21 and above, and (c) whose benefits under Sections 3.2 ("Matching Contributions") and 3.3 ("Nonelective Contributions") (i.e., collectively the "Employer Contributions") of the Basic Plan are limited pursuant to sections 401(a)(17) or 415 of the Code. In no event will an Employee who is not entitled to benefits under the Basic Plan be eligible for a benefit under this Excess Plan.
V.

Amount of Benefit

The Plan Administrator will establish a memorandum bookkeeping account (the "Excess Plan Account") for each Employee whose allocations of Employer Contributions under the Basic Plan have been limited pursuant to sections 401(a)(17) or 415 of the Code. As of the end of each

Exhibit 10.12

Plan Year, the Plan Administrator will credit such Employee’s Excess Plan Account in an amount equal to the sum of (a), (b), and (c) where:

(a)	equals the excess, if any, of:

(1)
the amount that would have been allocated to the Matching Contributions Account and Nonelective Contribution Account of such Employee under the Basic Plan as of the end of such Plan Year if the provisions of the Basic Plan were administered without regard to the maximum amount of retirement income limitations of section 415 of the Code, over

(2)	the amount that was in fact allocated as of the end of such Plan Year to the Matching Contributions Account and Nonelective Contributions Account of such Employee under the Basic Plan; and

(b)	equals the excess, if any, of:

(1)
the amount that would have been allocated to the Matching Contributions Account and Nonelective Contribution Account of such Employee under the Basic Plan as of the end of such Plan Year if the provisions of the Basic Plan were administered without regard to the maximum compensation limitation under section 401(a)(17) of the Code, over

(2)	the amount that was in fact allocated as of the end of such Plan Year to the Matching Contributions Account and Nonelective Contributions Account of such Employee under the Basic Plan.

(c)
equals zero ($0.00), unless the Employee is a direct report to the Company’s Chief Executive Officer and receives an award letter addressing the following, then (c) shall be equal to three percent (3%) of such Employee's compensation, provided that for the 2012 Plan Year, it shall also include an additional catch-up contribution amount equal to three percent (3%) of such Employee's compensation for the prior year (i.e., the initial contribution shall reflect two (2) years of contributions).

In determining the excess benefits for Employees of the Employer in compensation bands 21 and above, the definition of Compensation will include bonuses. An Employee’s Vested Interest in his Excess Plan Account will be the same percentage as his Vested Interest in his Employer Contribution Accounts under the Basic Plan. Therefore, if any portion of an Employee’s Employer Contribution Accounts under the Basic Plan is forfeited for any reason, the Plan Administrator will debit such Employee’s Excess Plan Account by an amount equal to the percentage of such Excess Plan Account which corresponds to the percentage of his Employer Contribution Accounts under the Basic Plan that were forfeited. Benefits payable under this Excess Plan to any recipient will be computed in accordance with the foregoing and with the objective that such recipient should receive under this Excess Plan and the Basic Plan that total amount which would have been payable to that recipient solely under the Basic Plan had sections 401(a)(17) and 415 of the Code not been applicable thereto. This Excess Plan is intended to constitute an unfunded "excess benefit plan" within the meaning of sections 3(36) and 4(b)(5) of ERISA.

Exhibit 10.12

VI.

Deemed Investment of Excess Plan Accounts and Adjustment for Net Income or Loss

The amounts credited to each Employee’s Excess Plan Account will be deemed to be invested in the funds made available under the Basic Plan (the "Investment Funds") in the same manner as the Employee designates for amounts allocated to his Account under the Basic Plan. If an Employee changes his investment designation with respect to amounts allocated to his Account under the Basic Plan, such change will also apply to the amounts credited to such Employee’s Excess Plan Account. The Plan Administrator will ascertain the net income (or net loss) of the Investment Funds at such times and in such manner as it deems appropriate and will adjust the balance of each Employee’s Excess Plan Account as appropriate to reflect such net income (or net loss). An Employee’s Excess Plan Account will continue to be adjusted for the net income (or net loss) of the Investment Funds so long as there is any balance credited to such account.
VII.

Payment of Benefits

The vested portion of the amount credited to an Employee’s Excess Plan Account will be paid in a lump sum cash payment as soon as practicable following the Employee’s termination of employment with the Employer for any reason including death. If an Employee’s termination of employment is by reason of his death, the payment will be made to the Employee’s beneficiary under the Basic Plan. In the event the Employee is a "specified employee" of the Company, as such term is defined in Treasury Regulation Section 1.409A-1(i), as of the Employee’s date of termination of employment, payments made pursuant to this Article VII will not be paid until the first day of the seventh month following the Employee’s date of termination of employment. The Employer will have the right to deduct from all payments made under this Excess Plan any federal, state or local taxes required by law to be withheld with respect to such payments. The Employee’s Excess Plan Account will be debited for the amount paid pursuant to this Article VII.
VIII.

Employee’s Rights

Except as otherwise specifically provided, an Employee’s rights under this Excess Plan will be the same as his rights under the Basic Plan. Benefits payable under this Excess Plan will be a general, unsecured obligation of the Employer to be paid by the Employer from its general assets, and such payments will not (a) impose any obligation upon the Trust under the Basic Plan; (b) be paid from the Trust under the Basic Plan; or (c) have any effect whatsoever upon the Basic Plan or the payment of benefits from the Trust under the Basic Plan. No Employee or Beneficiary will have any title to or beneficial ownership in any assets which the Employer may set aside to pay benefits hereunder or any other assets of the Employer. Further, Employees will not be permitted to withdraw or borrow from their Excess Plan Accounts.

Exhibit 10.12

IX.

Amendment and Termination

The Employer expects to continue this Excess Plan indefinitely, but reserves the right to amend or terminate it if, in its sole judgment, such a change is deemed necessary or desirable. Any such amendment or termination will be by action of the Company’s Authorized Representative. However, if the Employer should amend or terminate this Excess Plan, the Employer will be liable for any benefits accrued including any nonvested benefits under this Excess Plan (determined on the basis of each Employee’s presumed termination of employment as of the date of such amendment or discontinuance) as of the date of such action.
X.

Restrictions on Assignment

The interest of an Employee or Beneficiary may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same will be null and void; neither will the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor will they be subject to garnishment, attachment, or other legal or equitable process nor will they be an asset in bankruptcy, except that no amount will be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Company or any affiliate of the Company by the Employee with respect to whom such amount would otherwise be payable will have been fully paid and satisfied. The preceding notwithstanding, the Plan Administrator will comply with the terms and provisions of an order that satisfies the requirements for a "qualified domestic relations order" as defined in section 206(d) of ERISA, including an order that requires distributions to an alternate payee prior to an Employee’s earliest retirement age as such term is defined in section 206(d)(3)(E)(ii) of ERISA.
XI.

Nature of Excess Plan

The Excess Plan is not intended to meet the qualification requirements of section 401 of the Code. Although the Employer is obligated to pay all amounts due under the Excess Plan out of its general assets, the Employer, in its sole discretion, may set aside such amounts for the payment of benefits as the Employer may from time to time determine. Neither the establishment of the Excess Plan, the operation thereof, nor the setting aside of any amounts will be deemed to create a funding arrangement. Any and all amounts set aside will remain subject to the claims of the general creditors of the Employer, present and future, and no payment will be made under the Excess Plan unless the Employer is then solvent. This Article will not require the Employer to set aside any funds, but the Employer may set aside such funds if it chooses to do so. The preceding paragraph to the contrary notwithstanding, the Employer may fund all or part of its obligations hereunder by transferring assets to a trust if the provisions of the trust agreement creating such trust require the use of such trust’s assets to satisfy claims of the Employer’s general unsecured creditors in the event of the

Exhibit 10.12

Employer’s insolvency or bankruptcy and provide that no Employee will at any time have a prior claim to such assets and that such trust will not cause the Plan to be other than "unfunded" for the purposes of ERISA. The assets of such trust will not be deemed to be assets of this Excess Plan.
XII.

Nonguarantee of Employment

Nothing contained in this Excess Plan will be construed as a contract of employment between the Employer and any Employee, or as a right to have benefits which are provided by the Employer maintained, or as a right of any Employee to be continued in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employee, with or without cause.
XIII.

Binding on Employer, Employees and Their Successors

This Excess Plan will be binding upon and inure to the benefit of the Employer, its successors and assigns and the Employee and his heirs, executors, administrators and legal representatives. The provisions of this Excess Plan will be applicable with respect to each Employer separately, and amounts payable hereunder will be paid by the Employer which employs the particular Employee.
XIV.

Employment with More than One Employer

If any Employee will be entitled to benefits under the Basic Plan on account of service with more than one Employer, the obligations under this Excess Plan will be apportioned among such Employers on the basis of time of service with each.

XV.

Laws Governing

This Excess Plan will be construed in accordance with and governed by the laws of the State of Delaware except to the extent preempted by federal law.

[SIGNATURE PAGE TO FOLLOW]

Exhibit 10.12

EXECUTED this 11th day of November, 2011.

NEXEO SOLUTIONS, LLC

By:        /s/ Gene M. Gillock

Name:    Gene M. Gillock

Title:        VP Global Rewards

Exhibit 10.12

APPENDIX A
OTHER PARTICIPATING EMPLOYERS

None